Exhibit 5.1

                      Hunton & Williams
                 Riverfront Plaza, East Tower
                     951 East Byrd Street
                   Richmond, Virginia  23219
                        (804) 788-7216


                       June 27, 1996




Board of Directors
US Order, Inc.
13873 Park Center Road, Suite 353
Herndon, VA  22701


                         US ORDER, INC.
                REGISTRATION STATEMENT ON FORM S-8


Gentlemen:

     We are acting as counsel for US Order, Inc. (the "Company") in connection with its Registration Statement on Form S-8, as filed with the Securities and Exchange Commission, with respect to up to 1,000,000 shares of the Company's Common Stock to be issued by the Company (the "Shares") pursuant to the US Order, Inc. 1996 Employee Stock Purchase Plan (the "Plan"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,


                              /s/ Hunton & Williams